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Exhibit 99.2

                               LEARN2 CORPORATION

                               111 High Ridge Road
                               Stamford, CT 06905

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                 March 27, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Learn2 Corporation has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                           Very truly yours,

                           Learn2 Corporation



                           Marc E. Landy
                           Executive Vice President and Chief Financial Officer